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                                                                     EXHIBIT 5.1

July 29, 1999
Carreker-Antinori, Inc.
4055 Valley View Lane, Suite 1000
Dallas, Texas 75244

    Re: Registration Statement on Form S-3

Dear Sirs:

    We have acted as counsel for Carreker-Antinori, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,239,998 shares of the Company's Common Stock, $.01 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below.

    Based upon the foregoing, we are of the opinion that the Securities are legally and validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Sincerely,
                                          LOCKE LIDDELL & SAPP LLP
                                          /s/ LOCKE LIDDELL & SAPP LLP